Exhibit  11

                        EXPERT SOFTWARE, INC.

                   COMPUTATION OF INCOME PER SHARE
                   (In thousands except per share)



                                 Three Months
                                    Ended
                                  March 31,
                               -----------------
                                 1997    1996
                               -------- --------
Net income (loss) as reported.  $ 402     $795
                               ======== ========


Weighted average common stock
 outstanding.................   7,511     7,470

Dilutive stock options.......     385       594
                               -------- --------

Weighted average number of
common stock and common stock
equivalents for primary
earnings per share...........   7,896     8,064
                               ======== ========

Net income per share.........    $0.05    $0.10
                               ======== ========


 Primary and fully diluted net income per share are the same for all periods presented.